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                       TRIDEX CORPORATION AND SUBSIDIARIES

                  EXHIBIT 11 COMPUTATION OF PER SHARE EARNINGS

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                              Nine Months Ended                    Years Ended
                                        -----------------------------      --------------------------
                                        December 31,     December 31,       April 1,         April 2,
                                            1995             1994             1995             1994
                                        ------------     ------------       --------         --------
Net Income                               $     (997)      $    1,475       $    2,686       $    1,613
                                         ==========       ==========       ==========       ==========
Shares:
  Average common shares outstanding       3,721,513        3,624,870        3,638,340        3,326,561

  Dilutive effect of outstanding
    options and warrants as determined
    by the treasury stock method                             235,236          229,487          334,717
                                         ----------       ----------       ----------       ----------
                                          3,721,513        3,860,106        3,867,827        3,661,278
                                         ==========       ==========       ==========       ==========
Earnings per common and common
  equivalent share:                      $    (0.27)      $     0.38       $     0.69       $     0.44
                                         ==========       ==========       ==========       ==========

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